Contact: Mitch Stoller
Ogilvy Adams & Rinehart
(212) 557-0100


CAROLCO PICTURES ANNOUNCES CONSUMMATION OF
INTERIM FINANCING ARRANGEMENTS

LOS ANGELES, October 24, 1994 -- Carolco Pictures Inc. announced today that it has consummated its previously announced interim financing arrangements. As part of such interim financing, Carolco transferred its rights in the motion picture Showgirls, which is scheduled to commence principal photography within the next week, to an affiliate of the French company Chargeurs. In addition, an affiliate of Pioneer LDCA, Inc. pre-paid certain payments that will be due under licenses of "Cliffhanger" and "Terminator 2: Judgment Day" in Japan; RCS Video International Services B.V. waived certain conditions subject to which RCS is required to purchase Carolco's 7% Convertible Subordinated Notes in December 1994 which enabled Carolco to borrow against a portion of the anticipated proceeds from such sale and Le Studio Canal+ prepaid certain sales commissions that will be due to Carolco later this year for serving as the foreign sales agent for the motion picture Stargate. The combination of all of these transactions will provide Carolco with additional cash of approximately $18.5 million.

Carolco is currently in active pre-production on Cutthroat Island which is scheduled to start principal photography on location in Malta at the end of October. In addition to closing the interim financing arrangements, Carolco continues to work toward completing the steps required to access the production loan for Cutthroat Island. In the event Carolco is unable to access the Cutthroat Island production loan on a timely basis and is unable to enter into alternative financing arrangement for the production of the film, it is likely that Carolco will be forced to cease production of Cutthroat Island and Carolco may be unable to meet its other obligations and may be unable to continue to operate as a going concern.

Pioneer LDCA, Inc. and its affiliates own approximately 41.2% of Carolco's voting stock; Cinepole Productions B.V., an affiliate of Le Studio Canal+, owns approximately 17% of Carolco's voting stock and RCS and its affiliates own approximately 5.7% of Carolco's voting stock. MGM Holdings Corporation, an affiliate of Metro-Goldwyn-Mayer Inc., owns approximately 18.5% of Carolco's voting stock.

Carolco is an entertainment company engaged in the financing, production and leasing of motion picture properties worldwide and is headquartered in Los Angeles, California.

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